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                                                                    EXHIBIT 10.9


Ms. Marianne Howatson
100 United Nations Plaza
New York, New York 10017

Dear Marianne,

         We are delighted to welcome you to the ScreamingMedia team. We believe your background and skills will be a great fit for the company at this crucial growth stage.

         We offer the following terms for your employment with ScreamingMedia.Net, Inc. Your salary will be paid at the rate of $180.000 per year. We will pay you a signing bonus of $70,000 when you accept this offer. The company agrees to grant you a stock option to purchase 300,000 shares of the company's Common Stock at an exercise price of $3.60 per share. The option will vest at the rate of 36 equal monthly installments of 8,333 shares (8.345 for the 36th month). Vesting will continue for so long as you remain an employee of the company, but will stop if your employment with the company terminates. You will participate on standard terms in the company medical plan and future benefits as they become available.

         If this offer is acceptable to you, please sign the attached copy of this letter in the space provided below. Upon your signature, this letter will act as our final and complete agreement as to the terms of your employment with the company, and any prior agreements or understandings with respect to such terms will be superseded. As part of our standard company policy, we ask that all new employees sign a confidentiality agreement in the form attached to this letter.

         We look forward to accomplishing great things with you,

                                        Very truly yours,


                                        /s/ Alan S. Ellman
                                        ------------------
                                        Alan S. Ellman
                                        President

Accepted and agreed:
Marianne Howatson
/s/ Marianne Howatson